Exhibit 10.1

Amended and Restated Non-Competition, Non-Solicitation & Severance Benefit Agreement

This Amended and Restated Non-Competition, Non-Solicitation & Severance Benefit Agreement (“Agreement”) is effective as of 12th day of September, 2017 between Choice Hotels International, Inc. (“Choice”), a Delaware corporation with principal offices at 1 Choice Hotels Circle, Rockville, Maryland 20850, and Patrick Pacious (“Employee”), and amends and restates the Non-Competition, Non-Solicitation & Severance Benefit Agreement between the parties dated May 5, 2011, as amended on March 12, 2012.

Recitals

A. Employee will become, on September 12, 2017, President & Chief Executive Officer of Choice and/or a subsidiary of Choice (collectively, “Choice”);

B. Choice devotes significant time, resources and effort to the training and advancement of its management employees, and its management team constitutes a significant asset and important competitive edge;

C. Choice has determined that it is in the best interest of the company and its shareholders to enter into an agreement with Employee whereby Employee agrees to certain non-competition, non-solicitation and confidentiality restrictions in consideration of, among other things, certain severance benefits.

NOW, THEREFORE, in consideration of the promises contained in this Agreement, and other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the parties agree to the following terms:

1. Definitions. As used in this Agreement, the following terms shall have the ascribed meaning:

(a) “Board” means the Board of Directors of Choice.

(b) “Cause” means any one or more of the following, whether occurring before or after the date hereof: (i) Employee’s deliberate and continued refusal to carry out duties and instructions of the Board and CEO consistent with the position; (ii) Employee’s commission of an act materially detrimental to the financial condition, operations and/or goodwill of Choice; (iii) Employee’s gross negligence or willful misconduct in the performance of duties to Choice; (iv) Employee’s commission of any act of theft, fraud, material dishonesty, material breach of trust or breach of fiduciary duty involving Choice; (v) Employee’s conviction of, or plea of guilty or nolo contendere to, a felony or any crime involving fraud or embezzlement; (vi) any material breach by Employee of the covenants contained in this Agreement, or (vii) the material violation by Employee of any Choice policy communicated to Employee or of which he should reasonably have been aware or any statutory or common law duty to Choice. Cause shall not occur based upon Employee’s action or inactions on the advice of the Board or counsel to Choice. Employee shall be entitled to fourteen (14) days advance written notice of termination, except in the case of clause (iv) or (v), in which case the termination shall be effective upon receipt of notice. Such written notice shall specify in reasonable detail the grounds for Cause and, except in the case of clauses (iv) and (v), Employee shall have an opportunity to contest or cure such basis for termination during the fourteen (14) day period after receipt of written notice.

(c) “Change in Control” means the happening of the earliest of the following to occur:

(i) Any “person” as such term is used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, as amended (other than (i) Choice, (ii) any trustee or other fiduciary holding securities under an employee benefit plan of Choice, (iii) any corporations owned, directly or indirectly, by the stockholders of Choice in substantially the same proportions as their ownership of stock, or (iv) any Existing Shareholder) becomes the “beneficial owner” (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of securities of Choice representing 33% or more of the combined voting power of Choice’s then outstanding voting securities. An “Existing Stockholder” means:

(A) (i) all the lineal descendents of Stewart Bainum, Sr., his wife, their lineal descendants, and their spouses (so long as they remain spouses) and adopted children of such descendents; (ii) all trusts for the benefit of any persons described in clause (i) and trustees of such trusts; (iii) all legal representatives of any person or trust described in clauses (i) and (ii) in their respective capacities as such; and (iv) all partnerships, corporations, limited liability companies or other entities controlled by the persons described in clauses (i), (ii) or (iii) (such persons referred to in this clause (A) collectively, “Bainum Affiliates”); and

(B) any other stockholder of Choice which, together with such stockholder’s affiliates, owns more than 5% of the common stock of Choice Hotels International, Inc. as of the date of this Agreement so long as the Bainum Affiliates continue to own more common stock of Choice Hotels International, Inc. than such stockholder.

(ii)    Individuals constituting the Board on the date of this Agreement and the successors of such individuals (“Continuing Directors”) cease to constitute a majority of the Board. For this purpose, a director shall be a successor if and only if he or she was nominated by a Board (or a Nominating Committee thereof) on which individuals constituting the Board on the date of this Agreement and their successors (determined by prior application of this sentence) constituted a majority.

(iii)    The stockholders of Choice approve a plan of merger or consolidation (“Combination”) with any other corporation or legal person, other than a Combination which would result in (x) stockholders of Choice immediately prior to the Combination owning, immediately thereafter, more than sixty-five percent (65%) of the combined voting power of either the surviving entity or the entity owning directly or indirectly all of the common stock, or its equivalent, of the surviving entity; provided, however, that if stockholder approval is not required for such Combination, the Change in Control shall occur upon the consummation of such Combination.

(iv)    The stockholders of Choice approve a plan of complete liquidation of Choice or an agreement for the sale or disposition by Choice of all or substantially all of Choice’s stock and/or assets, or accept a tender offer for substantially all of Choice’s stock (or any transaction having a similar effect); provided, however, that if stockholder approval is not required for such transaction, the Change in Control shall occur upon consummation of such transaction.

Notwithstanding the foregoing, in the case of any payment or benefit hereunder that constitutes deferred compensation under Section 409A of the Code and the regulations and guidance promulgated thereunder (collectively “Section 409A”), which is triggered based upon the occurrence of a Change in Control, a Change in Control shall not be deemed to have occurred unless such transaction constitutes a change in the ownership of Choice, a change in effective control of Choice, or a change in the ownership of a substantial portion of Choice’s assets, in each case under Section 409A (collectively, a “Section 409A Change in Control”).

(d) “Change in Control Termination” means and includes the termination of Employee’s employment with Choice at any time within three (3) months prior to and in anticipation of, or during the twelve (12) month period after, a Change in Control if such termination is (i) by Choice for any reason other than Cause, (ii) by Employee for Good Reason.

(e) “Code” means the Internal Revenue Code of 1986, as amended.

(f) “Competing Business” means any business or enterprise that: (i) is engaged in the mid-market or economy hotel franchising business, (ii) competes in the same upscale, select service segment as Cambria Hotels and Suites or any successor or substantially similar Choice brand, or (iii) competes in any other line of business in which Choice is materially engaged at the time of the Termination Date.

(g) “Confidential Information” means any non-public information, in any format, relating to the business of Choice, including, but not limited to, present or prospective operating, marketing and development plans, training manuals, training policies and procedures, financial and technical information, passwords, source codes, personnel information, franchisee information, business systems, trade secrets, pricing and cost information, contact lists, strategic plans or strategies, operating data or Choice policies.

(h) “Disability” means if Employee is unable to perform the essential functions of Employee’s position, after any legally required reasonable accommodation, for more than 180 days (whether or not consecutive) in any period of 365 consecutive days.

(i) “Good Reason” means a voluntary termination by Employee following: (i) a material diminution in either Employee’s compensation or position and responsibilities, (ii) relocating the Employee’s office location to a location more than thirty-five (35) miles from Choice’s prior principal place of employment; (iii) a material change in Employee’s title or line of reporting; (iv) failure of Choice to place Employee’s name in nomination for election or re-election to the Board of Directors; (v) a change in Choice’s annual bonus program that would materially and adversely affect Employee; (vi) failure of any successor of Choice to assume this Agreement; (vii) any Non-Renewal initiated by Choice, and (viii) any other material breach by Choice of this Agreement or any equity agreement between Employee and Choice; provided such termination occurs within forty-five days of Employee’s knowledge of the foregoing Good Reason(s). Employee must provide Choice with at least thirty (30) days’ prior written notice of electing a Good Reason termination, during which Choice shall have the opportunity to cure such Good Reason for termination. If Choice fails to cure within the thirty (30) day period, Employee shall be considered to have terminated for Good Reason as of the last day of such thirty (30) day period.

(j) “Non-Renewal” shall have the meaning set forth in Section 2.

(k) “Release Agreement” means the release of claims attached as Exhibit A.

(l) “Severance Benefits” means the benefits specified in Section 6.

(m) “Severance Benefit Period” means the two year period following the Termination Date.

(n) “Termination Date” means the date the Employee’s employment with Choice ends.

(o) “Works” means any ideas, concepts, methods of operation, processes, programs or other materials (including training manuals, policies and procedures) that Employee conceived, created, developed or wrote while employed by Choice that relate in any manner to the business of Choice.

2. Term. The initial term of this Agreement shall be for a period commencing on September 12, 2017 and will remain in effect until December 31, 2022. The term of this Agreement shall be automatically extended for a five year period on December 31, 2022 and each subsequent five year anniversary thereafter, unless and until Choice or the Employee provides written notice to the other party in accordance with Section 10 hereof not less than one hundred eighty (180) days before such date that such party is electing not to extend the term of this Agreement (“Non-Renewal”). Anything herein to the contrary notwithstanding, if on the date of a Change in Control, the remaining term of this Agreement is less than twelve (12) months, the term of the Agreement shall be automatically extended to the end of the twelve month period following such Change in Control. References herein to the term of this Agreement shall include the initial term and any additional period for which this Agreement is extended.

3. Confidentiality. Employee acknowledges that Confidential Information and Works are valuable and unique assets belonging to Choice. During employment and after the Termination Date, Employee shall not, except as required by law or a court or requested by a governmental or regulatory organization, required by Employee’s duties for Choice and for the benefit of Choice or as reasonably appropriate in connection with any litigation between Employee and Choice or its affiliates (such disclosure to be to the minimum extent necessary), directly or indirectly, or cause others to, make use of or disclose to others any Confidential Information or Works. Notwithstanding the foregoing, Confidential Information does not include information which was or becomes generally available to the public other than as a result of a disclosure by Employee. Works constitute works made for hire and in all circumstances shall be and remain the sole and exclusive property of Choice, whether or not protectable under any laws, including patent, trademark, copyright or trade secret laws.

Pursuant to 18 USC § 1833(b), Employee agrees and understands that an individual may not be held liable under any criminal or civil federal or state trade secret law for disclosure of a trade secret: (i) made in confidence to a government official, either directly or indirectly, or to an attorney, solely for the purpose of reporting or investigating a suspected violation of law or (ii) in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal. Additionally, an individual suing an entity for retaliation based on the reporting of a suspected violation of law may disclose a trade secret to his or her attorney and use the trade secret information in the court proceeding, so long as any document containing the trade secret is filed under seal and the individual does not disclose the trade secret except pursuant to court order. Nothing in this Agreement is intended to conflict with 18 USC § 1833(b) or create liability for disclosures of trade secrets that are expressly allowed by 18 USC § 1833(b). Nothing in this Agreement prohibits or impedes Employee from reporting alleged violations of law to the SEC, the NLRB or OSHA or other government agencies or from otherwise communicating directly or indirectly with and/or providing any information to staff of said agencies, or from receiving monetary relief for reporting alleged violations as a whistleblower.

4. Non-Solicitation. During employment and for a period of two years following the Termination Date, Employee agrees, except as required by Employee’s duties for Choice and for the benefit of Choice or with the prior written consent of Choice, not to solicit or attempt to solicit, directly or indirectly, on Employee’s behalf or on behalf of any other person or entity, any person or entity who then is or who was as of the Termination Date, an employee, business partner or franchisee of Choice, or was actively solicited to have such a relationship with Choice within six (6) months prior to the Termination Date, to cease, curtail or refrain from entering into such a relationship with Choice. Nothing in the foregoing shall be construed as preventing Employee from otherwise lawfully soliciting business from any then current or prospective business partner or franchisee that is for a line of business other than any Competing Business.

5. Non-Competition. During employment and for a period of two years after the Termination Date, Employee will not, except as required by Employee’s duties for Choice and for the benefit of Choice, or with the prior written consent of the Board, directly or indirectly, own, manage, operate, join, control, finance or participate in the ownership, management, operation, control or financing of, or be connected as an officer, director, employee, partner, principal, agent, representative, consultant or in any other capacity, or use or permit Employee’s name to be used in connection with, any business or enterprise that is engaged in a Competing Business in the U.S. or Canada; provided, however, that the foregoing shall not be construed as preventing Employee from otherwise lawfully (i) investing Employee’s assets in (A) the securities of any Competing Business that is a public company, or (B) the securities of any Competing Business that is a privately-held corporation, limited partnership, limited liability company or other business entity, if such holdings are passive investments of one percent (1%) or less of such entity’s outstanding securities or (ii) becoming an employee, agent or representative of, consultant to, or otherwise connected with, any business entity that has multiple lines of business, some of which are not a Competing Business, if Employee’s services for such entity are restricted so that Employee will provide no services or other assistance in support of, and will not otherwise be involved with, any such Competing Business conducted by such entity.

6. Severance Benefits. If Employee terminates with Good Reason or is terminated by Choice for any reason other than Cause, Change in Control Termination, Disability or death and Employee executes the Release Agreement within twenty-one (21) days of the Termination Date (or forty-five (45) days if such longer review period is required by the ADEA) and has not revoked the Release Agreement as permitted therein, Choice shall provide to Employee, in consideration of Employee’s promises and covenants contained in this Agreement and the Release Agreement, a Severance Benefit equal to:

(a)

A lump sum payment equal to 200% of Employee’s base salary at the rate in effect as of the Termination Date (not taking into account any reduction in base salary that constitutes Good Reason), plus 200% of the amount of Employee’s eligible full year bonus for that fiscal year based on a 100% attainment level for the company objectives and a 100% attainment level for the individual Management Bonus Objectives.

(b)	Earned but unpaid bonus for any fiscal year prior to the fiscal year in which the Termination Date occurs based on the actual attainment level for the company objectives and at a deemed achievement of the individual Management Bonus Objectives at not less than 100%, paid out at such time as the other corporate officers receive their bonuses; and (ii) pro rata bonus for the fiscal year in which the Termination Date occurs, based on the actual attainment level for the company objectives and at a deemed 100% achievement of the individual Management Bonus Objectives, paid out at such time as the other corporate officers receive their bonuses.

(c)	Stock option, stock awards, and performance based stock unit awards granted under Choice’s Long-Term Incentive Plan after the date of the initial Agreement (May 5, 2011) shall continue to vest pursuant to their applicable terms during the Severance Benefit Period and vested stock options shall be exercisable during the Severance Benefit Period. At the end of the Severance Benefit Period, vesting shall cease and Employee shall have 90 days thereafter to exercise all stock options that are vested at the end of the Severance Benefit Period.

(d)	During the Severance Benefit Period, Choice will provide Employee at its expense with its standard outplacement services for executive level employees. Upon obtaining other employment, Employee will be ineligible to continue receiving these outplacement services at Choice’s expense.

(e)	Provided that Employee and his eligible dependents timely and properly elect to continue health care coverage under the Consolidated Omnibus Reconciliation Act of 1985 (“COBRA”), Employee and such eligible dependents shall be entitled to continue to participate in such basic medical, dental, vision and prescription drug benefits as in effect from time to time, on the same terms and conditions as applicable to active senior executives of Choice, and Choice shall reimburse Employee an amount equal to the monthly COBRA premium paid by Employee for him and his eligible dependents, until the date Employee becomes eligible to receive coverage from another employer or is otherwise no longer eligible to receive COBRA continuation coverage.

The Release Agreement must be irrevocably effective within sixty (60) days following the Termination Date. Subject to the six month delay referenced in Section 12(d), the payments shall begin or be made on the sixtieth day following the Termination Date.

Following termination for any reason, Choice shall pay Employee all earned but unpaid wages under applicable state law and all accrued benefits as provided in the applicable benefit plan or policy.

7. Re-employment. After the Termination Date, Employee shall not be required to mitigate damages as a condition to receiving Severance Benefits and no mitigation shall apply.

8. Change in Control.

(a) If there occurs a Change in Control Termination, Employee shall receive as severance compensation a lump sum payment in an amount equal to 250% of Employee’s base salary at the rate in effect as of the Termination Date, plus 250% of the amount of Employee’s eligible full year bonus for that fiscal year based on a 100% attainment level for the company objectives and a 100% attainment level for the individual Management Bonus Objectives. Additionally, all unvested restricted stock, performance vested restricted stock units and stock option awards granted after or prior to the date of this Agreement and then held by Employee shall automatically become fully vested as of the date of the Change of Control Termination.

(b) Employee’s right to receive the benefits described in Section 8(a) shall be conditioned upon Employee executing the Release Agreement. The Release Agreement must be irrevocably effective within sixty (60) days following the Termination Date. Subject to the six month delay referenced in Section 12(d), the payments shall begin or be made on the sixtieth day following the Termination Date.

(c) Best After-Tax 280G Results. Notwithstanding anything herein to the contrary, in the event that an independent, nationally recognized, accounting or valuation firm which shall be designated by Choice with Employee’s written consent (which consent shall not be unreasonably withheld) (the “Accounting Firm”) shall determine that any payment or distribution of any type to or for the Employee’s benefit made by Choice, by any of its affiliates, by any person who acquires ownership or effective control or ownership of a substantial portion of Choice’s assets within the meaning of Section 280G of the Internal Revenue Code of 1986, as amended (the “Code”), and the regulations thereunder or by any affiliate of such person, whether paid or payable or distributed or distributable pursuant to the terms of this Agreement or otherwise (collectively, the “Total Payments”), would be subject to the excise tax imposed by Section 4999 of the Code or any interest or penalties with respect to such excise tax (such excise tax, together with any such interest or penalties, are collectively referred to as the “Excise Tax”), then the Accounting Firm shall determine whether such payments or distributions or benefits shall be reduced to such lesser amount as would result in no portion of such payments or distributions or benefits being subject to the Excise Tax. Such reduction shall occur if and only to the extent that it would result in Employee retaining a larger amount, on an after-tax basis (taking into account federal, state and local income taxes, employment, social security and Medicare taxes, the imposition of the Excise Tax and all other taxes, determined by applying tax rates that the Accounting Firm reasonably determines to be likely to apply to Employee in the relevant tax year(s) in which any of the Total Payments is expected to be made) than if Employee received all of the Total Payments. If the Accounting Firm determines that Employee would not retain a larger amount on an after-tax basis if the Total Payments were so reduced, then Employee shall retain all of the Total Payments. For purposes of making the calculations required by this Section 8(c), the Accounting Firm may make good faith interpretations concerning the application of Sections 280G and 4999 of the Code. Choice and Employee shall furnish to the Accounting Firm such information and documents as the Accounting Firm may reasonably request in order to make a determination under this section and shall cooperate in attempting to establish reasonable compensation under Sections 280G and 4999.of the Code if necessary. The determinations by the Accounting Firm shall be binding on the parties absent manifest error, and Choice shall bear the cost of the Accounting Firm.

Any applicable reduction shall be made by first reducing or eliminating any cash payments (with the payments to be made furthest in the future being reduced first), then by reducing or eliminating any accelerated vesting of options or stock appreciation rights, then by reducing or eliminating any accelerated vesting of restricted stock or restricted stock units, then by reducing or eliminating any other remaining amounts of the Total Payments

9. Acknowledgments. Employee and Choice acknowledge and agree as follows:

(a) The restrictions contained in Sections 3, 4 and 5 are reasonable and necessary to protect and preserve the legitimate interests, properties, goodwill and business of Choice, that Choice would not have entered into this Agreement in the absence of such restrictions and that irreparable injury will be suffered by Choice should the Employee breach any of those provisions. Employee represents and acknowledges that (i) the Employee has been advised by Choice to consult Employee’s own legal counsel at Employee’s expense prior to executing this Agreement, and (ii) that the Employee has had full opportunity, prior to execution of this Agreement, to review thoroughly this Agreement with the Employee’s counsel.

(b) A breach of any of the restrictions in this Agreement cannot be adequately compensated by monetary damages and Choice shall be entitled to seek preliminary and permanent injunctive relief, without the necessity of proving actual damages, as well as any other appropriate equitable relief, which rights shall be cumulative and in addition to any other rights or remedies to which Choice may be entitled.

(c) In the event that any of the provisions of this Agreement should ever be adjudicated to exceed the time, geographic, service, or other limitations permitted by applicable law in any jurisdiction, it is the intention of the parties that the provision shall be amended to the extent of the maximum time, geographic, service, or other limitations permitted by applicable law, that such amendment shall apply only within the jurisdiction of the court that made such adjudication and that the provision otherwise be enforced to the maximum extent permitted by law. The invalidity of any provision of this Agreement shall not effect the validity of the remaining provisions of this Agreement.

(d) This Agreement supersedes and extinguishes any rights Employee may have under Choice’s standard Severance Benefit Plan.

(e) This Agreement shall not be construed as giving the Employee the right to be retained in the service of Choice for any definite period or otherwise to change Employee’s status as an at-will employee.

(f) Employee agrees that Employee is not entitled to any unemployment benefits, and, to the extent permitted by law, that Employee does not intend to seek any unemployment benefits, during the Severance Benefit Period. Choice will not contest Employee’s claim for unemployment benefits after the Severance Benefit Period.

10. Notices. For purposes of this Agreement, notices and all other communications provided for in this Agreement shall be in writing and shall be deemed to have been duly given when hand delivered, sent by overnight courier, or mailed by first-class, registered or certified mail, return receipt requested, postage prepaid, or transmitted fax, addressed as follows:

If to Choice:

Choice Hotels International, Inc.

1 Choice Hotels Circle

Rockville, Maryland 20850

Attn.: General Counsel

Fax: 301-592-6206

If to the Employee:

Patrick Pacious

[redacted]

With a copy to Katzke & Morgenbesser LLP

1345 Avenue of the America ,11th Floor

New York, NY 10105

or to such other address as either party may have furnished to the other party in writing in accordance herewith, except that notices of change of address shall be effective only upon receipt.

11. Arbitration.

(a) In the event of any dispute or claim relating to or arising out, directly or indirectly, of Employee’s employment relationship with Choice, this Agreement, or the termination of employment with Choice for any reason (including, but not limited to, any claims of breach of contract, tort, wrongful termination, violation of any law, or unlawful discrimination, harassment or retaliation), Employee and Choice agree that all such disputes shall be fully resolved by private, binding arbitration conducted by the American Arbitration Association (“AAA”) before a single arbitrator in Montgomery County, Maryland under the AAA’s Employment Arbitration Rules then in effect, which rules are available online at the AAA’s website at www.adr.org or by requesting a copy from Choice’s Human Resources Department. The arbitrator shall be a currently licensed attorney with at least ten (10) years’ experience in employment law in the United States. This arbitration provision shall apply to any and all claims asserted by Employee against Choice or any of its affiliates, and each of their respective employees, officers, agents, attorneys, owners, directors, or affiliates, and any and all claims against Employee by those entities.

(b) The arbitrator shall permit the parties to conduct reasonable discovery and is empowered to award all remedies otherwise available in a court of competent jurisdiction and any judgment rendered by the arbitrator may be entered by any court of competent jurisdiction. The arbitrator shall issue an award in writing and state the essential findings and conclusions on which the award is based. This arbitration agreement shall provide the exclusive remedy of the parties to seek redress of claims, and each party knowingly and voluntarily waives the right to a trial before a judge or jury, and any right he, she, or it might have to seek redress in any other forum, except for the right to file a charge with applicable administrative agencies (including, but not limited to the National Labor Relations Board, Equal Employment Opportunity Commission, the Maryland Workers’ Compensation Commission or Division of Unemployment Insurance ). If Employee still has the right to and chooses to pursue such administrative claim after exhausting all administrative remedies, such claim would be subject to arbitration under this arbitration agreement to the extent permitted by applicable law.

(c) In any arbitration conducted under this provision, each party will bear his, her or its own fees, expenses and costs associated with the arbitration, provided that, to the extent applicable law requires Choice to pay any of Employee’s portion of the fees, expenses and costs of the AAA and the arbitrator to make the arbitration agreement enforceable, Choice will pay or reimburse Employee for such fees, expenses and costs; and provided further, to the extent applicable law provides for the award of reasonable attorneys’ fees and costs to the prevailing party, the arbitrator may award such fees and costs.

(d) In the event any provision of this arbitration agreement is found to be unenforceable by an arbitrator or court, such provision shall be deemed modified to the extent necessary to allow enforceability of the provision or deleted such that the enforceability of the remaining provisions remain unaffected. If the court or arbitrator declines to modify this arbitration agreement to render it enforceable, the parties agree to do so. This arbitration agreement shall be interpreted and construed under the Federal Arbitration Act and the Maryland Uniform Arbitration Act.

(e) By agreeing to arbitration, Choice and Employee do not intend to deprive any court of its jurisdiction to issue a pre-arbitral injunction, pre-arbitral attachment, or other order in aid of arbitration proceedings and the enforcement of any award. In any such judicial action: (a) each of the parties irrevocably and unconditionally consents to the exclusive jurisdiction and venue of the federal or state courts located in Montgomery County, Maryland (the “Maryland Courts”) for the purpose of any pre-arbitral injunction, pre-arbitral attachment, or other order in aid of arbitration proceedings, and to the non-exclusive jurisdiction of such courts for the enforcement of any judgment on any award; (b) each of the parties irrevocably waives, to the fullest extent they may effectively do so, any objection, including any objection to the laying of venue or based on the grounds of forum non conveniens or any right of objection to jurisdiction on account of its place of incorporation or domicile, which it may now or hereafter have to the bringing of any such action or proceeding in any Maryland Court.

12. Section 409A.

(a) The payments and benefits to be provided to Employee pursuant to this Agreement are intended to comply with, or be exempt from, Section 409A and will be interpreted, administered and operated in a manner consistent with that intent. In the event that Employee and Choice believe that any payments or benefits may cause a violation of Section 409A, the parties shall cooperate reasonably to modify this Agreement to cure such violation while preserving the applicable economic benefits hereunder. Any payments under this Agreement that may be excluded from Section 409A either as separation pay due to an involuntary separation from service or as a short-term deferral shall be excluded from Section 409A to the maximum extent possible. Notwithstanding the foregoing, Choice makes no representations that the payments and benefits provided under this Agreement comply with Section 409A, and in no event shall Choice be liable for all or any portion of any taxes, penalties, interest, or other expenses that may be incurred by Employee on account of non-compliance with Section 409A.

(b) For purposes of Section 409A, Employee’s right to receive any installment payments pursuant to this Agreement shall be treated as a right to receive a series of separate and distinct payments.

(c) Any payments to be made under this Agreement upon a termination of employment shall only be made upon a “separation from service” within the meaning of Section 409A. Whether Employee has a separation from service will be determined based on all of the facts and circumstances and in accordance with the guidance issued under Section 409A.

(d) Notwithstanding any other provision of this Agreement to the contrary, if at the time of Employee’s separation from service, (i) Employee is a “specified employee” (within the meaning of Section 409A and using the identification methodology selected by Choice from time to time), and (ii) Choice makes a good faith determination that an amount payable on account of such separation from service to Employee constitutes deferred compensation (within the meaning of Section 409A) the payment of which is required to be delayed pursuant to the six-month delay rule set forth in Section 409A in order to avoid taxes or penalties under Section 409A (the “Delay Period”), then Choice will not pay such amount on the otherwise scheduled payment date but will instead pay it in a lump sum on the first business day after such six-month period (or upon Employee’s death, if earlier). To the extent that any benefits to be provided during the Delay Period are considered deferred compensation under Section 409A provided on account of a “separation from service,” and such benefits are not otherwise exempt from Section 409A, Employee shall pay the cost of such benefits during the Delay Period, and Choice shall reimburse Employee, to the extent that such costs would otherwise have been paid by Choice or to the extent that such benefits would otherwise have been provided by Choice at no cost to Employee, Choice’s share of the cost of such benefits upon expiration of the Delay Period, and any remaining benefits shall be reimbursed or provided by Choice in accordance with the procedures specified herein.

(e) (i) Any amount that Employee is entitled to be reimbursed for under this Agreement will be reimbursed to Employee as promptly as practical and in any event not later than the last day of the calendar year after the calendar year in which the expenses are incurred, (ii) any right to reimbursement or in kind benefits will not be subject to liquidation or exchange for another benefit, and (iii) the amount of the expenses eligible for reimbursement during any taxable year will not affect the amount of expenses eligible for reimbursement in any other taxable year.

13. Miscellaneous.

(a) This Agreement contains the entire agreement of the parties, and supersedes all other agreements, discussions or understandings concerning the subject matter. It may be changed only by an agreement in writing signed by both parties.

(b) This Agreement shall be governed by the laws of the State of Maryland.

(c) No failure by either party hereto at any time to give notice of any breach by the other party of, or to require compliance with, any condition or provision of this Agreement shall be deemed a waiver.

(d) All rights under this Agreement shall be binding on and inure to the benefit of each party’s successors and permitted assigns, which in the case of Employee includes Employee’s heirs, administrators, representatives, and executors.

[Signatures on next page]

IN WITNESS WHEREOF, the parties have executed this Agreement on the date first set forth above.

CHOICE HOTELS INTERNATIONAL, INC.

By:	/s/ Simone Wu

Employee:

/s/ Patrick Pacious
Patrick Pacious

EXHIBIT A

RELEASE AGREEMENT

This Release Agreement (“Release Agreement”) is made as of             , 20     by Patrick Pacious (“Employee”) in favor of Choice Hotels International, Inc. and its subsidiaries (collectively “Choice”).

WHEREAS, Employee and Choice have previously entered into an Amended and Restated Non-Competition, Non-Solicitation and Severance Benefit Agreement dated January 1, 2018 (“Agreement”); and

WHEREAS, in consideration for certain covenants and benefits under the Agreement, Employee is obligated to execute this Release Agreement upon termination of employment;

NOW, THEREFORE, in consideration of the promises contained in this Agreement, and other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the parties agree to the following terms:

1. Last Day Worked. Employee’s employment terminated, or will terminate, on             , 20     (“Termination Date”). Employee will return to Choice, no later than the close of business on the Termination Date, any Choice property, including original and copied computer hardware or software, credit cards, long distance telephone cards, and keys or passcards to Choice buildings, and all other property in Employee’s possession, custody or control; provided, that Employee may retain his contacts, calendar and personal correspondence and any information reasonably needed for tax return preparation purposes.

2.    Release. Employee agrees, in exchange for the benefits set forth in the Agreement, to irrevocably and unconditionally release Choice and its parents, subsidiaries and affiliated entities, and each of their respective officers, directors, shareholders, employees, agents, representatives, insurers, attorneys, employee welfare benefit plans and pension or deferred compensation plans under Section 401 of the Code, and their trustees, administrators and other fiduciaries; and all persons acting by, through, under or in concert with them, and each of their predecessors, successors and assigns or any of them (provided that shareholders, agents, representatives, insurers, attorneys, and fiduciaries (and those persons acting by, through, under or in concert with them) shall only be released in their respective capacities related to Choice and its subsidiaries and affiliated entities)(collectively “Choice Releasees”), of and from any and all manner of action or actions, cause or causes of action, in law or equity, suits, debts, liens, contracts, agreements, promises, liability, claims, demands, grievances, damages, loss, cost or expense, of any nature, known or unknown, fixed or contingent, which Employee now has or may later have against the Choice Releasees, or any one of them, by reason of any matter, cause, or thing from the beginning of time to the Effective Date of this Agreement, including without limitation those arising out of, based on, or relating to the hire, employment, termination, remuneration (including any severance, salary, bonus, incentive or other compensation; vacation sick leave or medical insurance benefits; or any benefits from any employee stock ownership, profit-sharing and/or any deferred compensation plan under Section 401 of the Code (“Claims”). The Claims that Employee is releasing include, but are not limited to, a release of any rights or claims Employee may have under:

•	the Age Discrimination in Employment Act, which prohibits age discrimination in employment;

•	Title VII of the Civil Rights Act of 1964, which prohibits discrimination in employment based on race, color, national origin, religion or sex;

•	the Civil Rights Act of 1991;

•	the Equal Pay Act, which prohibits paying men and women unequal pay for equal work;

•	the Americans with Disabilities Act;

•	the Family and Medical Leave Act;

•	and any other federal, state or local laws or regulations prohibiting employment discrimination, harassment or retaliation.

Employee also releases any Claims for wrongful discharge or breach of contract, Claims for any personal injury or tort, Claims for any compensation, benefits, expenses, bonuses, or any other employee rights or benefits, Claims for employment or reinstatement, Claims for attorneys’ fees and costs, and all other Claims under any applicable statute, contract or other cause of action. This Agreement covers both Claims Employee knows about and those Employee may not know about. Employee assumes the risk of any and all unknown Claims which may exist at the time Employee signs this Agreement, and Employee agrees that this Agreement shall apply to any and all known and unknown Claims.

3. No Release of Rights Under Agreement. By signing this Release Agreement, Employee does not waive or release Employee’s right to enforce the Agreement. Employee does not release claims for or rights to earned compensation, vested benefits or equity or indemnification under Choice’s bylaws or coverage under any applicable D&O insurance policies or any rights as a shareholder of Choice.

4. Lawsuits. To the fullest extent permitted by law, Employee promises never to file a lawsuit, claim, complaint, charge, demand, administrative proceeding, agency action or any other legal proceeding (collectively “Lawsuit”) asserting any Claims that are released in this Agreement. Employee agrees to withdraw with prejudice all Lawsuits, if any, Employee has filed against any Choice Releasee asserting any Claims with any agency or court. Except as provided below, Employee will not furnish information to or cooperate with any entity (other than Choice) in connection with any Lawsuit against any Choice Releasee, provided that following the second anniversary of the Termination Date, such prohibition shall not extend to any such actions taken by Employee on behalf of (A) Employee’s then current employer, (B) any entity with respect to which Employee is then a member of the board of directors or managers, as applicable, and (C) any non-publicly traded entity with respect to which Employee is a 5% or more equity owner (or an affiliate of any shch entities referenced in clauses (A), (B), or (C)). Employee agrees not to make any derogatory remarks or provide and disparaging information about any Choice Releasee; provided, that, this Agreement shall not prohibit Employee from testifying truthfully in connection with any legal proceeding or governmental or regulatory investigation. Choice agrees that it will not make any derogatory remarks about Employee; however, this provision shall only apply to any Choice officer or director acting in their official capacity.

Employee agrees to reasonably assist Choice in any Lawsuit arising from circumstances that took place during Employee’s employment, to the extent reasonably necessary to protect Choice’s interests. Choice will reimburse Employee for all reasonable and necessary expenses Employee incurs in complying with the foregoing sentence (including independent counsel if reasonably appropriate), provided they are approved by Choice in writing prior to being incurred, which approval shall not be unreasonably withheld. Such assistance shall be subject to Employee’s personal and business commitments and shall not require Employee to cooperate against his own legal interests.

This Agreement shall not limit or exclude Employee’s right to file, or participate in the investigation of, any administrative charge or complaint with the EEOC or any similar government agency. But Employee gives up any right to any money or other personal benefit from any such charge or investigation only to the extent permitted by law. However, nothing in this Agreement prohibits or impedes Employee from reporting alleged violations of law to the SEC, the NLRB or OSHA or other government agencies or from otherwise communicating directly or indirectly with and/or providing any information to staff of said agencies, or from receiving monetary relief for reporting alleged violations as a whistleblower, although Employee represents that Employee is not aware of any such alleged violations.

5. No Admission. Employee agrees that this Release Agreement is not an admission of guilt or wrongdoing by the Choice Releasees, and Employee acknowledges that the Choice Releasees do not believe or admit that they have done anything wrong. Employee acknowledges that Employee has not suffered any wrongful treatment by any Choice Releasee relating to Employee’s employment.

6. Breach. If Employee breaches this Release Agreement and files a Lawsuit against any Choice Releasee on Claims that Employee released in this Release Agreement, Employee agrees to pay for all costs incurred by the Choice Releasee, including reasonable attorneys’ fees, in defending against Employee’s Lawsuit. Employee further agrees not to assist any other person in bringing any Lawsuit against any Choice Releasee, unless compelled to do so pursuant to a valid subpoena or court order. If Employee materially breaches the promises in this Release Agreement, Choice may terminate all Severance Benefits under the Agreement that are still owed to Employee.

7. Governing Law. This Agreement is governed by Maryland law, without regard to the principles of conflicts of laws. If a dispute arises under this Agreement, any Lawsuit must be brought exclusively in the courts for Montgomery County, Maryland. Employee and Choice voluntarily submit to the jurisdiction and venue of said court.

8. Binding. Employee agrees and acknowledges this Release Agreement binds Employee’s heirs, administrators, representatives, executors, successors, and assigns, and will inure to the benefit of all Choice Releasees and their respective heirs, administrators, representatives, executors, successors, and assigns.

9. Severability. Any invalidity, in whole or in part, of any provision of this Release Agreement shall not affect the validity of any other of its provisions.

10. Period for Review and Consideration. Employee has 21 days from the date Employee receives this Release Agreement to review and consider this document before signing it. Employee may use as much of this 21 day period as Employee wishes before signing this Release Agreement. Choice advises Employee to consult with an attorney at Employee’s own expense before signing this Release Agreement; whether to do so is Employee’s decision. If Employee wishes to sign this Release Agreement and thereafter be eligible to receive the Severance Benefits under the Agreement, Employee must deliver one fully executed original of this Release Agreement, to Choice Hotels International, 1 Choice Hotels Circle, Rockville, Maryland 20850, Senior Vice President— Human Resources, no later than the close of business on the 21st day after Employee receives this Release Agreement. Employee’s failure to deliver timely the executed Release Agreement will nullify the Agreement, and Employee will not be entitled to receive the Severance Benefits.

11. Revocation of Release Agreement. Employee may revoke this Release Agreement within 7 days after signing it (the “Revocation Period”). If Employee wishes to revoke this Release Agreement after signing it, Employee must deliver a written notice of revocation to Choice Hotels International, 1 Choice Hotels Circle, Rockville, Maryland 20850, Attention: Senior Vice President, Human Resources. Choice must receive this revocation no later than the close of business on the 7th day after Employee signs this Release Agreement. If Employee revokes this Release Agreement, it shall not be effective or enforceable and Employee will not receive the Severance Benefits under the Agreement.] This Agreement will not become effective or enforceable until such date that is is signed by both parties and the Revocation Period expires without Employee exercising Employee’s right of revocation (the “Effective Date”).

EMPLOYEE ACKNOWLEDGES THAT EMPLOYEE HAS HAD AN OPPORTUNITY TO REVIEW AND CONSIDER THIS RELEASE AGREEMENT WITH AN ATTORNEY, AND THAT EMPLOYEE HAS HAD SUFFICIENT TIME TO CONSIDER IT. AFTER SUCH CAREFUL CONSIDERATION, EMPLOYEE KNOWINGLY AND VOLUNTARILY ENTERS INTO THIS RELEASE AGREEMENT WITH FULL UNDERSTANDING OF ITS MEANING AND EFFECT.

Employee: